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                                                                      EXHIBIT 11

                          Visual Edge Systems Inc.
                        Computation of Per Share Loss


                                                                        YEAR ENDED
                                                                        DECEMBER 31,
PRIMARY                                                            1996            1995
                                                                  ------          ------
Weighted average common shares outstanding, exclusive           3,000,000       3,000,000
  of issuances within twelve months prior to the IPO
Shares issued within 12 months prior to the IPO                   220,000         220,000
  assumed to be outstanding for the entire period
Weighted average common shares outstanding, for                   581,250              --
  shares issued after IPO                                     -----------      ----------
Weighted average common shares outstanding at end of year       3,801,250       3,220,000
                                                              ===========      ==========
Net loss                                                      $(2,397,690)     $ (464,963)
                                                              ===========      ==========
Net loss per share                                            $      (.63)     $     (.14)
                                                              ===========      ==========